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Exhibit 4.3

SUPPLEMENTAL INDENTURE

        THIS SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is executed as of July 31, 2003, by the Additional Guarantor (as hereinafter defined) and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Trustee").

        WHEREAS, MTR GAMING GROUP, INC., a Delaware corporation, as issuer (the "Issuer") and certain of its wholly-owned subsidiaries listed on Exhibit A attached hereto (the "Existing Guarantors") have heretofore entered into an Indenture, dated as of March 25, 2003 (the "Original Indenture"), with the Trustee pursuant to which the Trustee acts as trustee for the Holders of the Issuer's 9.75% Senior Notes due 2010;

        WHEREAS, pursuant to the terms of Article Ten of the Indenture, each Guarantor, by executing the Indenture, jointly and severally, unconditionally guarantees the Issuer's payment and performance obligations under the Indenture;

        WHEREAS, in accordance with Article Ten of the Original Indenture, the Restricted Subsidiary listed on Exhibit B attached hereto (the "Additional Guarantor") must execute supplements to the Original Indenture for the purpose of joining the Existing Guarantors as a Guarantor;

        WHEREAS, the Original Indenture permits the Additional Guarantor to execute supplements to the Original Indenture for the purpose of adding Guarantors; and

        NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        Section 1. Definitions. All capitalized terms used in this Supplemental Indenture not defined herein shall have the meanings ascribed to them in the Original Indenture.

        Section 2. Additional Guarantor. The Additional Guarantor is hereby added as a Guarantor with all of the obligations of a Guarantor as set forth in the Original Indenture, as amended and supplemented by this Supplemental Indenture.

        Section 3. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        Section 4. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws.

[signature pages follow]

        IN WITNESS WHEREOF, Scioto Downs, Inc. has caused this Supplemental Indenture to be duly executed all as of the date and year first above written.

SCIOTO DOWNS, INC.
By:	/s/ EDSON R. ARNEAULT
Name:	Edson R. Arneault
Title:	Chairman of the Board

By:	/s/ JOHN W. BITTNER
Name:	John W. Bittner
Title:	Chief Financial Officer

This Supplemental Indenture is hereby acknowledged and accepted this 6th day of August, 2003 by WELLS FARGO BANK MINNESOTA, N.A., as Trustee
By:	/s/ JOSEPH P. O'DONNELL
	Name:	Joseph P. O'Donnell
	Title:	Corporate Trust Officer

EXHIBIT A

Existing Guarantors

Mountaineer Park, Inc.

Presque Isle Downs, Inc.

Speakeasy Gaming of Las Vegas, Inc.

Speakeasy Gaming of Reno, Inc.

Racing Acquisition, Inc.
(Merged into Scioto Downs, Inc.)

EXHIBIT B

Additional Guarantor

Scioto Downs, Inc.

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  Exhibit 4.3